UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                             FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number       333-08687-01

 AMRESCO Residential Securities Corporation Mortgage Loan Trust
                             1996-4
     (Exact name of registrant as specified in its charter)


C/O Bankers Trust Company, Four Albany Street, New York, New York 10006
                     (909) 605-7600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_________________________________________________________________
   (Titles of  each class of securities covered by this form)

_________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Section 15(d) of the Securities Exchange Act of 1934

     Rule 12g-4(a)(1)(i)  __                 Rule 12h-3(b)(1)(i) __
     Rule 12g-4(a)(1)(ii) __                 Rule 12h-3(b)(1)(ii)__
     Rule 12g-4(a)(2)(i)  __                 Rule 12h-3(b)(2)(i) __
     Rule 12g-4(a)(2)(ii) __                 Rule 12h-3(b)(2)(ii)__
                                             Rule 15d-6           X

     Approximate number of holders of record as of the certification or notice date: See Schedule A attached hereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934, AMRESCO Residential Securities Corporation Mortgage Loan
Trust 1996-4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: March 21, 1997

                                      By: (s) Ronald B. Kirkland
                                        Ronald B. Kirkland
                                        Vice President and Chief
                                        Accounting Officer



                      Schedule A to Form 15

Title of Security                  Number of holders of Record
                                      as of March 17, 1997

Class A-1 Certificates                         1
Class A-2 Certificates                         3
Class A-3 Certificates                         4
Class A-4 Certificates                         2
Class A-5 Certificates                         2
Class A-6 Certificates                         4